Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form F-3 and related Prospectus of Oasmia Pharmaceutical AB for the registration of ordinary shares and to the incorporation by reference therein of our report dated July 7, 2017, with respect to the consolidated financial statements of Oasmia Pharmaceutical AB included in its Annual Report (Form 20-F) for the year ended April 30, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB,

Authorized Public Accountant Stockholm,

Sweden

April 25, 2018